UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 4, 2006

NEENAH PAPER, INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware	001-32240	20-1308307
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification No.)

3460 Preston Ridge Road
Alpharetta, Georgia 30005
(Address of principal executive offices, including zip code)

(678) 566-6500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01 Entry into a Material Definitive Agreement

Neenah Paper, Inc. (the “Company”) entered into definitive asset sale agreements with Terrace Bay Pulp Inc. (“Terrace Bay Pulp”) and Eagle Logging Inc. (“Eagle Logging”), members of the Buchanan group, on August 4, 2006, to transfer the Company’s Terrace Bay pulp mill and woodlands assets (collectively, the pulp mill and woodlands asset sale agreements are hereinafter referred to as the “Asset Sale Agreements”).  Pursuant to the Asset Sale Agreements, Terrace Bay Pulp will assume responsibility for the Terrace Bay operations, including existing employee and other contracts, and certain assets and liabilities related to the pulp mill operations and Eagle Logging will acquire certain assets and assume certain liabilities related to the Company’s woodland operations.  With respect to both the pulp mill and woodlands operations, the Company will retain certain working capital amounts, primarily accounts receivable, finished inventories and accounts payable, as well as employee liabilities for pension, long-term disability and post-employment medical and life insurance for retirees.  Both transactions are subject to normal closing conditions and are expected to close in August.

To facilitate the transfers, the Company will make a cash payment of approximately $18 million to Terrace Bay Pulp.  In accordance with the Asset Sale Agreements, the Company will initiate plans to curtail and settle its Ontario, Canada defined benefit pension plan. Estimated cash costs related to this settlement are $18 million, with an initial payment of $11 million anticipated in the third quarter.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description of Exhibit

99.1	Press Release dated August 8, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEENAH PAPER, INC.
(Registrant)

Date: August 9, 2006	/s/ Steven S. Heinrichs
Steven S. Heinrichs Senior Vice President, General Counsel and Secretary